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                                 [Letterhead]


                                 June 21, 2000



Dear City Holding Company Shareholder:

     Enclosed is City Holding Company's 1999 Annual Report and our proxy statement for the 2000 annual shareholder meeting. The Annual Report was printed before Steven Day resigned and I was appointed Acting Chief Executive Officer by the City Holding Company Board of Directors. Attached for your information is a press release dated June 14, 2000 which describes these events.

     I am excited about the future opportunities for City Holding Company, and I would like to take this opportunity to pledge to each and every one of you that I will work diligently to move our Company forward in a positive manner.


                              Yours truly,


                              /s/ Robert A. Henson
                              ----------------------------------
                              Robert A. Henson
                              Acting Chief Executive Officer and
                                Chief Financial Officer
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NEWS RELEASE

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                                                           For Immediate Release
                                                                   June 14, 2000

For Further Information Contact:
Robert A. Henson
(304) 769-1108

                  CITY HOLDING COMPANY AND CITY NATIONAL BANK
                       ANNOUNCE SENIOR MANAGEMENT CHANGE

     Charleston, WV - City Holding Company announced that its Board of Directors had appointed Robert A. Henson, currently Chief Financial Officer, as Acting Chief Executive Officer to succeed Steven J. Day, who resigned. Concurrently, City National Bank's Board appointed Mr. Henson Acting President, replacing Mr. Day. The appointments of Mr. Henson are effective immediately.

     Philip L. McLaughlin, Chairman of the Board, said "Mr. Henson has extensive experience in a wide range of matters that will help City through this challenging period. We are delighted he will be leading the Company during this time. The Board will be appointing a search committee to select a permanent chief executive officer, and Mr. Henson will be considered for that post."

     Mr. Henson has served as the Company's Chief Financial Officer since 1991, and has been an employee of City since 1987.

     Mr. Day has been CEO of the Company since 1990 and has more than 23 years of experience in the banking industry. Mr. Day said, "This is the right time for a change for both City Holding and for me personally. I believe the Company needs a new leader and I fully support Bob and the Board."

     "Steve Day has made significant contributions to City Holding over the years. We have worked together closely and share the same passion for the Company's success. Steve has been a key force in leading our efforts to expand our business in the extremely competitive banking
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industry. We appreciate his contributions and wish him the best in his future endeavors," said Mr. McLaughlin.

     City Holding Company is the parent company of City National Bank of West Virginia, Del Amo Savings Bank, FSB, Frontier State Bank, and City Financial Corporation. City National Bank, in addition to its banking divisions, operates:
City Mortgage Services, a retail originator, wholesaler and servicer of mortgage loans; RMI, ltd., an insurance agency offering a full range of insurance products and services; Jarrett/Aim Communications, a direct mail service provider; and Citynet, an internet service provider and web-site development firm.

     This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the actual results of City Holding to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the management changes may not have the effect anticipated; (2) competitive pressures may increase significantly; (3 general economic or business conditions, either nationally or in the states or regions in which the companies do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (4) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (5) changes may occur in the securities markets.